Exhibit 10.11

CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED. THE REDACTED TERMS HAVE BEEN MARKED WITH THREE ASTERISKS [***]

Patent and Technology License Agreement

This Patent and Technology License Agreement (“Agreement”) is made on this 10th day of January, 2020, by and between The Board of Regents (“Board”) of The University of Texas System (“System”), an agency of the State of Texas, whose address is 201 West 7th Street, Austin, Texas 78701, on behalf of The University of Texas M. D. Anderson Cancer Center (“UTMDACC”), a member institution of System, and CNS Pharmaceuticals, Inc., a Nevada corporation having a principal place of business located at 2100 West Loop South, Suite 900, Houston, Texas 77027 (“Licensee”).

Recitals

A.	Board owns Licensed Subject Matter (defined below).

B.	Board, through UTMDACC, has determined that development and commercialization of the Licensed Subject Matter is in the public’s best interest and is consistent with Board’s educational and research missions and goals.

C.	Board desires to have the Licensed Subject Matter developed and commercialized for the benefit of Licensee, the inventors, Board, System, UTMDACC, and the public.

D.	Licensee desires to secure a license to practice the Licensed Subject Matter.

NOW, THEREFORE, in consideration of the mutual covenants and promises herein contained, the parties agree as follows:

I.       Effective Date

1.1	This Agreement is effective as of the date written above (“Effective Date”).

II.       Definitions

As used in this Agreement, the following terms have the meanings indicated:

2.1	Affiliate means, as to any person or other entity, any other person or entity that, directly or through one or more intermediaries, is in control of, is controlled by, or is under common control with, such person or entity. For purposes of this definition, “control” of a person or entity means the power, directly or indirectly, to (i) vote twenty five percent (25%) or more of the equity interests having ordinary voting power for the election of directors (or persons performing similar functions) of such person or entity, or (ii) direct or cause the direction of the management and policies of such person or entity, whether by contract or otherwise. As to any natural person, members of such person’s family, including such person’s spouse, parent, siblings, descendants (including adoptive relationships and stepchildren), and the spouses of each such natural person shall be deemed an Affiliate.

2.2	Corporate Expenses means, without prejudice to Section 4.6, all reasonable out-of-pocket costs and expenses, including, without limitation, fees of outside legal counsel, incurred by MD Anderson in connection with (i) evaluating documents or information provided pursuant to Section 4.5 or (ii) seeking counsel with regard to elections under Section 4.6.

2.3	FDA means the United States Food and Drug Administration.

2.4	Investigational New Drug Application (IND) means (a) the submission made to the FDA to receive approval to conduct a clinical investigation with an investigational new drug that is subject to 21 C.F.R. § 312 or any future revisions or substitutes thereof; or (b) a similar submission to the applicable regulatory agency in any national jurisdiction other than the United States.

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2.5	Licensed Field means all field of use.

2.6	Licensed Product(s) means any material, composition, product or service comprising, using, or made using any portion of Licensed Subject Matter.

2.7	Licensed Subject Matter means (a) Patent Rights, (b) Technology Rights, and/or (c) inventions and/or discoveries covered by Patent Rights and/or Technology Rights.

2.8	Licensed Territory means worldwide.

2.9	NDA means: (a) the submission made to the FDA to receive Regulatory Approval, as more fully defined by 21 C.F.R. § or any future revisions or substitutes thereof; or (b) a similar submission to the equivalent applicable regulatory agency in any national jurisdiction other than the United States.

2.10	Net Sales means the gross revenues received by Licensee or, where applicable, its Sublicensees from a Sale less sales discounts actually granted (including, without limitation, where such discounts are granted on Licensed Products sold to managed care entities or pharmaceutical benefit management service entities), sales and/or use taxes actually paid, import and/or export duties actually paid, outbound transportation actually prepaid or allowed, and amounts actually allowed or credited due to returns (not exceeding the original billing or invoice amount), all as recorded by Licensee or its Sublicensees in their official books and records in accordance with accounting principles generally accepted in the United States.

2.11	Patent Expenses means reasonable and documented out-of-pocket expenses incurred by UTMDACC in preparing (including conducting prior art searches, if any), filing, prosecuting (including post-grant proceedings), defending, enforcing and maintaining patent applications and patents under Patent Rights in the Licensed Territory.

2.12	Patent Rights means Board’s rights in:

(a)	the patents and patent applications listed in Exhibit I to this Agreement;

(b)	all non-provisional patent applications that claim priority to any of the provisional applications listed in Exhibit I, provided that the claims of such non-provisional applications are entitled to claim priority to such provisional applications;

(c)	all divisionals, continuations and continuations-in-part of the non-provisional patent applications identified in (a) and (b), above, provided that the claims of such continuations-in-part are entitled to claim priority to at least one of the patent applications identified in (a) or (b), above;

(d)	all reissues, reexaminations, extensions, and foreign counterparts of any of the patents or patent applications identified in (a), (b) or (c), above; and

(e)	any patents that issue with respect to any of the patent applications listed in (a), (b), (c) or (d), above.

2.13	Phase I Study means: (a) that portion of the FDA submission and approval process which provides for the first introduction into humans of a product with the purpose of determining human toxicity, metabolism, absorption, elimination and other pharmacological action as more specifically defined in 21 C.F.R. § 312.21(a) or any future revisions or substitutes thereof; or (b) a similar clinical study in any national jurisdiction other than the United States.

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2.14	Phase II Study means: (a) that portion of the FDA submission and approval process which provides for early controlled clinical studies conducted to obtain preliminary data on the effectiveness of a product for a particular indication, as more specifically defined by the rules and regulations of the FDA, including 21 C.F.R. § 312.21(b) or any future revisions or substitutes thereof; or (b) a similar clinical study in any national jurisdiction other than the United States.

2.15	Phase III Study means: (a) that portion of the FDA submission and approval process in which expanded clinical studies are conducted to gather the additional information about effectiveness and safety that is needed to evaluate the overall benefit-risk relationship of a product, as more specifically defined by the rules and regulations of the FDA, including 21 C.F.R. § 312.21(c) or any future revisions or substitutes thereof; or (b) a similar clinical study in any national jurisdiction other than the United States.

2.16	Regulatory Approval means the approval by a Regulatory Authority that is needed in a particular jurisdiction to market or Sell a Licensed Product in that jurisdiction.

2.17	Regulatory Authority means the governmental authority responsible for granting any necessary licenses or approvals for the marketing, Sale or use of a Licensed Product in a particular jurisdiction, including without limitation, the FDA, European Medicines Agency or Koseisho (i.e. the Japanese Ministry of Health and Welfare).

2.18	Royalty-Free Practitioner means UTMDACC and the following individuals: Wei Guo, M.D. and Charles Conrad, M.D. (“Physician Inventor(s)”) and any partner or associate who practices medicine with the Physician Inventors, but with respect to such partner or associate, only for such time as he/she is engaged in a bone fide medical practice with the Physician Inventors.

2.19	Sale(s), Sell(s), or Sold means the transfer or disposition of a Licensed Product, for value, to a person or entity other than Licensee, a Sublicensee, or a Royalty-Free Practitioner; provided, however, a transfer or disposition of a Licensed Product for value between or among Licensee and/or any Sublicensees where Licensee or any such Sublicensee acquires such Licensed Product for end use shall be included in the definition of Sale(s), Sell(s), or Sold. For clarity, transfer of a Licensed Product to a third party shall not be included within the definition of Sale(s), Sell(s), or Sold under this Agreement if (i) the Licensed Product was transferred at no charge to the third party, including such transfers for promotional purposes, or (ii) the Licensed Product was obtained by the third party for the limited purpose of evaluating the product for further development and not for resale or redistribution.

2.20	Sponsored Research Agreement means the sponsored research agreement by and between UTMDACC and CNS Pharmaceuticals, Inc., whereby Waldemar Priebe, Ph.D. as the principal investigator will be conducting research on the design and development of small molecule drugs with high CNS uptake.

2.21	Sublicense Agreement means any written agreement pursuant to which Licensee (or a Sublicensee) grants to any third party any of the license rights granted to Licensee under this Agreement, including, but not limited to, the right to manufacture, have manufactured, use, import, offer to sell and/or sell Licensed Products within the Licensed Territory for use within the Licensed Field.

2.22	Sublicensee means any person or entity, other than Licensee, that is a named party to a Sublicense Agreement as a grantee of any license rights.

2.23	Sublicensing Consideration means any and all consideration (e.g., cash and non-cash consideration, such as securities) received by Licensee from any Sublicensee pursuant to Section 3.2 hereof, including, without limitation, (i) up-front payments, (ii) marketing, distribution, franchise, option, license, or documentation fees, (iii) bonus and milestone payments, (iv) equity securities of such Sublicensee, and (v) amounts received by Licensee for Licensee’s equity or other securities in excess of fair market value of such equity or other securities; provided, however, Sublicensing Consideration shall not include: (A) amounts received as running royalties for which UTMDACC receives a running royalty under Section 4.1; (B) reimbursement amounts for patent expenses directly related to Patent Rights, provided that the applicable Sublicense Agreement expressly states such reimbursement amounts shall be for such patent expenses; or (C) funds paid by a Sublicensee for future research that is directly related to the Licensed Subject Matter and to be performed by Licensee or its contractors, including reasonable overhead or indirect expenses (provided, however, such overhead or indirect fees shall not be in excess of the overhead or indirect fees charged by UTMDACC for any federally funded research), if (x) the respective Sublicense Agreement expressly states that such funds are for research to be performed by Licensee after the actual date of signatory execution of the Sublicense Agreement and (y) Licensee does in fact perform such research after execution of, and in accordance with, the Sublicense Agreement. For the avoidance of doubt, Licensee shall not deduct from Sublicensing Consideration any of the following:

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(1)	any amounts received from a Sublicensee as reimbursement or recoupment of research expenses incurred by Licensee before the actual date of signatory execution of the Sublicense Agreement; or

(2)	any payments by a Sublicensee for Licensee’s achievement of research or similar milestone events.

2.24	Technology Rights means Board’s rights in technical information, know-how, processes, procedures, compositions, devices, methods, formulas, protocols, techniques, designs, drawings or data created at UTMDACC before the Effective Date by the inventor(s) listed in Exhibit A while employed at UTMDACC and within the Licensed Field which:

(a)	are not covered by Patent Rights;

(b)	facilitate and relate solely to the practice, development, manufacture, use, and/or selling of invention(s) claimed in the patents and/or patent applications listed in the definition of Patent Rights; and

(c)	have no obligations or encumbrances in favor of or benefitting any third party and are not otherwise subject to contractual or legal restrictions that would preclude an exclusive license to Licensee under this Agreement.

2.25	Valid Claim means a claim of (a) an issued and unexpired patent included within the Patent Rights unless the claim has been held unenforceable or invalid by the final, un-reversed, and un-appealable decision of a court or other governmental body of competent jurisdiction, has been irretrievably abandoned or disclaimed, or has otherwise been finally admitted or finally determined by the relevant governmental authority to be invalid, un-patentable or unenforceable, whether through reissue, reexamination, disclaimer or otherwise, or (b) a pending patent application within the Patent Rights to the extent the claim continues to be prosecuted in good faith.

III.       License

3.1	Subject to Sections 6.1, 13.2 and 13.3 below and the timely payment by Licensee to UTMDACC of all consideration as provided herein, Board, through UTMDACC, hereby grants to Licensee:

(a)	a royalty-bearing, sublicensable to the extent set forth in Section 3.2 below, exclusive license under Patent Rights to (i) manufacture, have manufactured, use, import, offer to sell and/or sell Licensed Products within Licensed Territory for use within Licensed Field;

(b)	a royalty-bearing, sublicensable to the extent set forth in Section 3.2 below, non-exclusive license under Technology Rights to (i) manufacture, have manufactured, use, import, offer to sell and/or sell Licensed Products within Licensed Territory for use within Licensed Field. UTMDACC agrees that its Office of Technology Commercialization (OTC) will not knowingly grant a license under Technology Rights to any third party and will promptly notify Licensee of any license grant under Technology Rights to any third party by UTMDACC of which it becomes aware;

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(c)	The license grant under (a) above is further subject to the following rights retained by Board and UTMDACC to:

(1)	Publish the general scientific findings from research related to Licensed Subject Matter, subject to the terms of Article X–Confidential Information and Publication; and
(2)	Use Licensed Subject Matter for patient care, research, teaching, and other academically-related purposes; and
(3)	Transfer Licensed Subject Matter to academic or research institutions solely for non-commercial research use.

The parties hereby acknowledge and agree that any exercise by Licensee (or a Sublicensee) of the license grant set forth in this Section 3.1 beyond the scope agreed to under this Agreement shall be deemed a material breach of this Agreement.

3.2	Licensee may enter into a Sublicense Agreement, subject to the following:

(a)	The Sublicense Agreement cannot exceed the scope and rights granted to Licensee hereunder. Sublicensee must agree in writing to be bound by terms and conditions consistent with this Agreement and shall agree that Board and UTMDACC are third party beneficiaries of the Sublicense Agreement. In the event of termination of this Agreement, continued sublicense rights shall be governed by Section 3.3 below. Licensee may grant a Sublicensee the right to grant further sub-Sublicense Agreements consistent with this Agreement, in which case such sub-Sublicense Agreements shall be treated as “Sublicense Agreements” and such sub-Sublicensees shall be treated as “Sublicensees” for purposes of this Agreement;

(b)	Licensee must deliver to UTMDACC a complete and accurate copy of each Sublicense Agreement granted by Licensee or a Sublicensee, and any modification or termination thereof, within thirty (30) days following the applicable execution, modification, or termination of such Sublicense Agreement. If the Sublicense Agreement is not in English, Licensee shall provide UTMDACC an accurate English translation in addition to a copy of the original agreement. If UTMDACC has any concerns with such Sublicense Agreement, Licensee will use commercially reasonable efforts to work with UTMDACC and any such Sublicensee to address such concerns; and

(c)	Notwithstanding any such Sublicense Agreement, Licensee will remain primarily liable to Board and UTMDACC for all of Licensee’s duties and obligations contained in this Agreement, including without limitation the payment of running royalties due under Section 4.1 whether or not paid to Licensee by a Sublicensee. Each Sublicense Agreement will contain a right of termination by Licensee in the event that the Sublicensee breaches and fails to timely cure (i) the payment or reporting obligations affecting Board and/or UTMDACC or (ii) any other terms and conditions of the Sublicense Agreement that would constitute a breach of this Agreement if such acts were performed by Licensee; provided that, in the event that a Sublicensee is an Affiliate, such Sublicense Agreement will contain a termination right by UTMDACC if such Affiliate Sublicensee breaches and fails to timely cure the payment or reporting obligations affecting Board and/or UTMDACC.

3.3	If this Agreement is terminated, all existing Sublicense Agreements between Licensee and a Sublicensee shall be assigned to UTMDACC upon termination; provided, however, if UTMDACC cannot reasonably meet all of Licensee’s obligations, or extend all rights extended to a Sublicensee, under any such Sublicense Agreement, UTMDACC shall have the right to terminate such Sublicense Agreement, but UTMDACC agrees to negotiate in good faith with each then-existing Sublicensee that: (i) is then in good standing under the respective Sublicense Agreement as of the date of termination of this Agreement, and (ii) provides UTMDACC with written notice within thirty (30) calendar days after termination of this Agreement, where such notice states that such Sublicensee desires to enter into negotiations for an agreement with UTMDACC granting rights under Patent Rights and Technology Rights. UTMDACC shall negotiate in good faith in accordance with this Section 3.3.

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IV.       Consideration, Payments and Reports

4.1	In consideration of rights granted by Board to Licensee under this Agreement, Licensee agrees to pay UTMDACC each of the following:

(a)	Patent Expenses. All Patent Expenses incurred by or for UTMDACC before or after the Effective Date for so long as this Agreement remains in effect; provided, however, that, in the event of termination by Licensee in accordance with Section XII, Licensee shall only be obligated to pay or reimburse such Patent Expenses incurred prior to the date notification of such termination is received by UTMDACC. UTMDACC will invoice Licensee after the Agreement has been fully executed by all parties for Patent Expenses incurred as of the Effective Date, unless agreed otherwise by Licensee, and on a quarterly basis thereafter. All undisputed portions of the invoiced amounts will be due and payable by Licensee within sixty (60) calendar days of the date of the invoice. At the election of UTMDACC, Licensee will either pay prosecution counsel directly for Patent Expenses or will reimburse UTMDACC for such Patent Expenses. Patent Expense payment delinquencies (whether owed directly to prosecution counsel or to UTMDACC) will be considered a payment default under Section 12.3(b).

(b)	Upfront Licensee Fee. A nonrefundable upfront license fee in the amount of $[***], as follows:

(i)	$[***] shall be due and payable (without invoice) within forty-five (45) days after the Effective Date; and

(ii)	$[***] shall be due and payable (without invoice) prior to the date that is eight (8) months after the Effective Date.

The above upfront licensee fees will not reduce the amount of any other payment provided for in this Article IV, and the payment under Section 4.1(b)(i) is due and payable within forty-five (45) calendar days after the Agreement has been fully executed by all parties.

(c)	Annual Maintenance Fee. A nonrefundable annual maintenance fee (“Annual Maintenance Fee”) shall be due and payable (without invoice) within thirty (30) calendar days of each anniversary of the Effective Date. The first Annual Maintenance Fee shall be $[***]. Thereafter, the Annual Maintenance Fee shall increase by $[***] per year up to a maximum of $[***] per year. Each respective Annual Maintenance Fee payment shall be due and payable (without invoice) within thirty (30) calendar days of each anniversary of the Effective Date (e.g., an Annual Maintenance Fee of $[***] will be due and payable following the second anniversary of the Effective Date, an Annual Maintenance Fee of $[***] will be due and payable following the third anniversary of the Effective Date, and so on). Upon first Sale, the Annual Maintenance Fees shall cease and Licensee will no longer be obligated to pay any Annual Maintenance Fees, in connection with this Agreement, that would otherwise accrue after first Sale, subject to Section 4.1(e). The Annual Maintenance Fee will not reduce the amount of any other payment provided for in this Article IV.

(d)	Running Royalty. A running royalty on the Sales of Licensed Products as follows:

If annual global Net Sales are less than or equal to $[***],

(i)	[***] percent ([***]%) of the Net Sales of Licensed Products covered by a Valid Claim;

(ii)	[***] percent ([***]%) of the Net Sales of Licensed Products not covered by a Valid Claim;

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If annual global Net Sales are greater than $[***],

(iii)	[***] percent ([***]%) of the Net Sales of Licensed Products covered by a Valid Claim; and

(iv)	[***] percent ([***]%) of the Net Sales of Licensed Products not covered by a Valid Claim.

Licensee acknowledges and agrees that the subject matter covered by Technology Rights not included in a patent application or patent under Patent Rights is valuable and provides Licensee with a competitive advantage and head start in the further research, development, and commercialization of Licensed Products, and the royalty payments for Licensed Products not covered by a Valid Claim are appropriate in light of the foregoing

(e)	Minimum Annual Royalty. After first Sale of a Licensed Product, minimum annual royalties (“Minimum Annual Royalties”) as follows:

(i)	$[***] upon the first anniversary of the Effective Date occurring after the first Sale; and

(ii)	$[***] upon the second and subsequent anniversaries of the Effective Date occurring after the first Sale,

The respective Minimum Annual Royalties are due and payable (without invoice) within thirty (30) calendar days following each such anniversary of the Effective Date occurring after the first Sale; provided, however, in the event that there is less than a twelve (12) month period between the first Sale, and the first anniversary of the Effective Date occurring after the first Sale, then Licensee shall pay UTMDACC the following:

(1) the Annual Maintenance Fee due for that year multiplied by the fraction, A/C, where A is the number of months between the anniversary of the Effective Date preceding the first Sale, and the first Sale, and C is twelve (12); and

(2) the Minimum Annual Royalties multiplied by the fraction, B/C, where B is the number of months between the first Sale, and the first anniversary of the Effective Date which follows the first Sale, C is twelve (12), and A + B = twelve (12).

Running royalties accrued under Section 4.1(d) and paid to UTMDACC for the one year period preceding an anniversary of the Effective Date shall be credited against the Minimum Annual Royalties due on that anniversary date.

(f)	Milestones. The following milestone payments (each, a “Milestone Payment”), upon the first time such milestone event is achieved with respect to a Licensed Product, regardless of whether the milestone event is achieved by Licensee or a Sublicensee:

Milestone Event	Milestone Payment
Commencement of a Phase I Study of a Licensed Product	$[***]
Commencement of a Phase II Study of a Licensed Product	$[***]
Commencement of a Phase III Study of a Licensed Product	$[***]
Filing of a NDA for a Licensed Product	$[***]
Receipt of Regulatory Approval for a Licensed Product in the United States	$[***]
Receipt of Regulatory Approval for a Licensed Product in the first of any of the following jurisdictions: France, Germany, Italy, Spain or the United Kingdom	$[***]
Receipt of Regulatory Approval for a Licensed Product in the first of any of the following jurisdictions: China, Japan or South Korea	$[***]

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With respect to the Milestone Payments due upon the commencement of Phase I Study for a Licensed Product, Phase II Study for a Licensed Product, and Phase III Study for a Licensed Product, the Milestone Payments shall be payable on each Licensed Product, on a Licensed Product-by-Licensed Product basis, and UTMDACC shall receive the Milestone Payments whenever a milestone is achieved with respect to any such Licensed Product. With respect to the Milestone Payments due upon the filing of a NDA for a Licensed Product and receipt of Regulatory Approval for a Licensed Product, the Milestone Payments shall be payable on each Licensed Product, on a Licensed Product-by-Licensed Product, and UTMDACC shall receive the Milestone Payments whenever a milestone is achieved with respect to any such Licensed Product.

Solely with regard to the “Receipt of Regulatory Approval for a Licensed Product” Milestone Event, Milestone Payments due under this listed Milestone Event in Section 4.1(f) and paid to UTMDACC during the one year period preceding an anniversary of the Effective Date may be credited against the running royalty due in that preceding year, following payment of the Milestone Payment, for Sales of the Licensed Product and in the country upon which the Milestone Payment became due and payable.

(g)	Sublicensing Consideration. The following percentages of Sublicensing Consideration:

(i)	[***] percent ([***]%) of all Sublicensing Consideration received prior to or on the date of commencement of a Phase II Study of the Licensed Product;

(ii)	[***] percent ([***]%) of all Sublicensing Consideration received after the date of commencement of a Phase II Study of the Licensed Product.

(h)	Assignment Fee. A fee (“Assignment Fee”) of $[***] (in consideration for UTMDACC consenting to the assignment), due and payable prior to any assignment pursuant to Section 11.1 below, except where such assignment is in conjunction with an acquisition giving rise to a Success Payment Event.

(i)	Corporate Expenses. All Corporates Expenses incurred by UTMDACC for so long as this Agreement remains in effect; provided, however, that, in the event of termination by Licensee in accordance with Section XII, Licensee shall only be obligated to pay or reimburse such Corporate Expenses incurred prior to the date notification of such termination is received by UTMDACC. UTMDACC will invoice Licensee after the Agreement has been fully executed by all parties for Corporate Expenses incurred after the Effective Date, unless agreed otherwise by licensee, and on a quarterly basis thereafter. At the election of UTMDACC, Licensee will either pay outside legal counsel directly for Corporate Expenses or will reimburse UTMDACC for such Corporate Expenses. Corporate Expense payment delinquencies (whether owed directly to outside legal counsel or to UTMDACC) will be considered a payment default under Section 12.3(b)

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4.2	Unless otherwise provided in Section 4.1, all payments owed thereunder are due and payable within thirty (30) calendar days after March 31, June 30, September 30, and December 31 of each year during the Term, at which time Licensee will also deliver to UTMDACC a true and accurate report, giving such particulars of the business conducted by Licensee and its Sublicensees, during the preceding three (3) calendar months under this Agreement as necessary for UTMDACC to account for Licensee's payments hereunder. This report will include pertinent data, including, but not limited to each of the following:

(a)	The accounting methodologies used to account for and calculate the items included in the report and any differences in such accounting methodologies used by Licensee since the previous report;
(b)	A list of Licensed Products produced for the three (3) preceding calendar months;
(c)	The total quantities of Licensed Products produced;
(d)	The total Sales for each Licensed Product;
(e)	The calculation of Net Sales (e.g., itemize the permitted deductions from the gross consideration received from a Sale), segregated on a Licensed Product-by-Licensed Product, and a jurisdiction-by-jurisdiction basis, or an affirmative statement that no Sales were made;
(f)	The royalties so computed and due to UTMDACC and/or Minimum Annual Royalties;
(g)	All Sublicensing Consideration received by Licensee and payments due to UTMDACC therefrom;
(h)	All other amounts due to UTMDACC herein.

Simultaneously with the delivery of each such report, Licensee agrees to pay UTMDACC the amount due, if any, for the period of such report. These reports are required even if no payments are due. Licensee shall provide UTMDACC with reasonable access, as requested in writing, to all documents and other records reasonably necessary for UTMDACC to evaluate the reports provided hereunder.

In addition to the reports described in the foregoing paragraph of this Section 4.2, Licensee shall deliver to UTMDACC all financial statements and other periodic reports that are delivered to Licensee’s stockholders. Such financial statements and period reports shall be delivered to UTMDACC simultaneously with Licensee’s delivery of such financial statements and period reports to Licensee’s stockholders or publication of such financial statements and period reports with the U.S. Securities and Exchange Commission, whichever is earlier. Licensee acknowledges and agrees that it shall observe this covenant regardless of whether it is required by applicable law or regulation to file financial statements and period reports with the U.S. Securities and Exchange Commission.

4.3	(a)	For purposes of this Section 4.3, “Success Payment Event” means any of the following events:

(i) an acquisition of a majority of Licensee's stock or equity, whether by merger, consolidation, tender offer, or otherwise;

(ii) a direct or indirect acquisition (including an exclusive license or sublicense) of a majority of Licensee's assets;

(iii) the market capitalization of the Licensee exceeding $[***] for thirty consecutive trading days, if the Licensee’s stock is publicly traded on a nationally recognized stock exchange (this Success Payment Event shall only be deemed to occur on one occasion); or

(iv) the Licensee executing a transaction that ascribes a value to the Licensee’s stock in excess of $[***].

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(b) Licensee shall make a one-time payment to UTMDACC upon the first to occur of any of the Success Payment Events (such payment hereinafter “Success Payment”), as follows:

(i) if, at the time of the first occurrence of a Success Payment Event, Licensee has not yet commenced a Phase I Study of a Licensed Product, a payment equal to the greater of [***] percent ([***]%) of the total value of the Licensee’s stock or $[***];

(ii) if, at the time of the first occurrence of a Success Payment Event, Licensee has commenced a Phase I Study of a Licensed Product, a payment equal to the greater of [***] percent ([***]%) of the total value of the Licensee’s stock or $[***]; or

(iii) if, at the time of the first occurrence of a Success Payment Event, Licensee has commenced a Phase II Study of a Licensed Product, a payment equal to the greater of [***] percent ([***]%) of the total value of the Licensee’s stock or $[***].

For purposes of this Section 4.3, “commenced” shall mean the enrollment of at least one human subject in said trial, and all calculations based on the value of the “stock” or “equity” or “market capitalization” of the Licensee shall be based on the total value of all issued and outstanding shares of preferred and common stock of the Licensee at the time of such calculation.

Any acquirer of such stock, equity, or assets or exclusive licensee or sublicensee of such assets and any successor entity to Licensee shall be obligated to assume Licensee’s obligations pursuant to this paragraph, and Licensee shall require such acquirer to agree in writing to do so. In the event of a dividend or other distribution by Licensee to stockholders occurring simultaneously, or in connection with, an event that gives rise to an obligation to pay a Success Payment, Licensee shall pay UTMDACC the greater of (i) the Success Payment amount or (ii) [***] percent ([***]%) of the total proceeds distributed to stockholders. In the event that Licensee makes a dividend or other distribution to stockholders independently from an event giving rise to an obligation to pay a Success Payment, Licensee shall pay UTMDACC [***] percent ([***]%) of the total proceeds distributed to stockholders.

4.4	For purposes of Section 4.3 above, the total value of Licensee’s stock or equity shall be:

(i) In the case of Sections 4.3(a)(i) or 4.3(a)(ii) above where the acquisition is a cash acquisition, the total consideration received by Licensee and its subsidiaries or Licensee’s stockholders in connection with the acquisition;

(ii) In the case of Sections 4.3(a)(i) or 4.3(a)(ii) above where the acquisition is made with stock, then in accordance with the following formula: P*Q, where P equals the total number of shares of the acquiring company provided to Licensee, and Q is the price per share of the acquiring entity stock as specified in or implied by the relevant acquisition agreement; and

(iii) In the case of Sections 4.3(a)(i) or 4.3(a)(ii) above where the acquisition is made with securities or property other than stock of the acquirer, value of the total consideration received by Licensee and its subsidiaries or Licensee’s stockholders in connection with the acquisition as promptly determined by agreement of the parties or by an independent appraiser mutually agreeable to the parties.

4.5	Simultaneously with the closing of a transaction giving rise to an obligation to make a Success Payment under Section 4.3 above, the Chief Financial Officer of Licensee shall certify in writing to UTMDACC the total value of Licensee’s stock or equity and shall provide UTMDACC with all documents and information reasonably requested by UTMDACC related to the calculation of such total value and the Success Payment owed to UTMDACC. Licensee shall not take any action for the purpose of circumventing its obligation to make the Success Payment under Section 4.3 above. If Licensee takes or proposes to take any action for the purpose of circumventing its obligation to make the Success Payment, UTMDACC will be entitled to the following remedies: (i) such money damages from Licensee as may be established by competent proof; (ii) attorney’s fees incurred by UTMDACC in enforcing its rights under this Agreement; and (iii) injunctive or other equitable relief to restrain any action taken or proposed to be taken for the purpose of circumventing the Success Payment.

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4.6	The Success Payment due under Section 4.3 above must be paid at the closing of the transaction giving rise to the Success Payment Event or, in the case of a Success Payment Event triggered under Section 4.3(a)(iii), within two (2) business days after the event described in Section 4.3(a)(iii) occurs. If all or a portion of the consideration paid to Licensee or its stockholders as part of the Qualified Transaction or other transaction giving rise to the obligation to make the Success Payment is received by Licensee or its stockholders over time, then Licensee shall be obligated to make the Success Payment to UTMDACC in stages as and when consideration is received by Licensee or its stockholders. By way of example and for illustrative purposes only, in the case of a transaction described in Section 4.3(a) of this Agreement, if Licensee receives a portion of the consideration on the closing date of such transaction and the remaining consideration after the expiration of an escrow period, UTMDAC shall be entitled to receive a Success Payment from Licensee within two (2) business days of the closing date of such transaction and within two (2) business days of Licensee’s receipt of the consideration held in escrow.

4.7	Licensee shall notify UTMDACC in writing immediately upon achievement of any of the milestones set forth in Section 4.1(f). Each of the milestone payments set forth in Section 4.1(f) shall be paid by Licensee to UTMDACC (without invoice) within thirty (30) calendar days of achieving the milestone event and shall not reduce the amount of any other payment provided for in this Article IV.

4.8	During the Term and for one (1) year thereafter, Licensee agrees to keep complete and accurate records of Sales and Net Sales, whether made by Licensee or its Sublicensee, (“Records”) in sufficient detail to enable the royalties and other payments due hereunder to be determined. The Records, which provide support for Licensee’s payment of consideration due pursuant to this Agreement, shall at all times be available to UTMDACC, or its designee, for audit during regular business hours; provided, however, such audit shall not occur more than once per calendar year and such audit shall be conducted, at UTMDACC’s sole expense, by an independent third party to be mutually agreed upon by Licensee and UTMDACC. If any amounts due to UTMDACC are determined to have been underpaid in an amount equal to or greater than five percent (5%) of the total amount due during the period so examined, then notwithstanding the foregoing Licensee will pay the cost of the audit. Licensee shall pay accrued interest at the highest rate allowed by applicable law on any and all late payments under this Agreement (regardless of whether the deficiency is identified by audit or otherwise), with such interest commencing on the date after the due date.

4.9	In the event that this Agreement is terminated, pursuant to Section 12.3(h), prior to its expiration date, Licensee shall pay UTMDACC a termination fee in the amount of $[***] (“Termination Fee”). In the event of such termination, Licensee shall pay UTMDACC the Termination Fee at least three (3) business days prior to the date of termination. Upon such payment of the Termination Fee, UTMDACC shall not be entitled to any further damages arising from such termination pursuant to Section 12.3(h); provided however, Licensee shall not be permitted to terminate this Agreement unless and until all amounts due and payable pursuant to Article IV have been paid to UTMDACC.

4.10	Licensee, by itself or through its Sublicensees, if any, will use commercially reasonable efforts to make Licensed Products commercially available in the Licensed Field within the Licensed Territory. Within thirty (30) calendar days following each anniversary of the Effective Date, Licensee will deliver to UTMDACC a written progress report as to Licensee’s (and any Sublicensee’s) efforts and accomplishments during the preceding year, and plans for the upcoming year, to establish and maintain a bona fide, funded, ongoing and active research, development, manufacturing, regulatory, marketing or sales program for the purposes of commercializing Licensed Subject Matter in the Licensed Territory.

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4.11	All amounts payable hereunder by Licensee will be paid in United States funds without deductions for taxes, assessments, fees, or charges of any kind. Payments shall be by checks made payable to The University of Texas M. D. Anderson Cancer Center, and sent by United States mail to [***], or by wire transfer to:

[***].

4.12	No payments due or royalty rates owed under this Agreement will be reduced as the result of co-ownership of Licensed Subject Matter by Board and another party, including, but not limited to, Licensee.

4.13	If payment requires delivery of an invoice, then (a) UTMDACC’s delay in providing an invoice shall not excuse or waive any payment obligation of Licensee, but the deadline for Licensee’s payment shall be extended by the period of such delay; (b) an invoice shall be deemed to be delivered to Licensee if transmitted to Licensee’s address in Section 14.2; and (c) any failure by Licensee to update its billing address shall not excuse timely payment.

V.       Patents, Inventions and Sponsored Research

5.1	If after consultation with Licensee both parties agree that a new patent application should be filed for Licensed Subject Matter, UTMDACC will prepare and file appropriate patent applications, and Licensee will pay the related Patent Expenses for such new patent. If Licensee notifies UTMDACC that it does not intend to pay any portion of the Patent Expenses for such new patent application or new patent, or if Licensee fails to promptly confirm its intent to pay any portion of the Patent Expenses for such new patent application or new patent upon inquiry from UTMDACC, or if Licensee is in arrears or otherwise in default or late on any payments due under Section 4.1, then UTMDACC may, in its sole discretion, elect to file, not file, continue prosecution or maintenance, or abandon such new patent application or new patent at its own expense without further notice to Licensee. In the event Licensee fails to pay (subject to Section 12.3) or provides written notice of its intent not to pay any portion of new patent expenses, then Licensee’s rights within the scope of such new patent or new patent application under the Patent Rights shall terminate in their entirety. For purposes of clarity, any termination of any rights in a new patent application or new patent under this Section 5.1 shall have no effect whatsoever on Licensee’s rights hereunder in any other portion of the Patent Rights.

5.2	Both parties acknowledge that deadlines for responding to patent office communications may be set forth in various governmental or agency laws, rules, or regulations. Both parties shall cooperate with one another in satisfying such deadlines.

5.3	UTMDACC will or will instruct prosecution counsel to: (i) provide Licensee with a copy of any applications for which Licensee is obligated to pay the cost of filing, as well as copies of any documents received or filed during prosecution thereof, and give Licensee at least seven (7) calendar days to review the text of each patent application before any such filing is due; (ii) consult with Licensee with respect thereto; (iii) supply Licensee with a copy of the application as filed, together with notice of its filing date and serial number; and (iv) keep Licensee advised of the status of actual and prospective patent filings. UTMDACC shall give Licensee the opportunity to provide comments on and make requests of UTMDACC concerning the preparation, filing, prosecution, protection, defense and maintenance of the Patent Rights, and shall seriously consider such comments and requests; however, final decision-making authority shall vest in UTMDACC. The parties agree that they share a common legal interest to get valid enforceable patents and that Licensee will keep all privileged information received pursuant to this Section confidential.

5.4	If Licensee is more than thirty (30) days in arrears on any payment or obligation due under this Agreement, Board, UTMDACC, and the counsel prosecuting licensed patents and patent applications shall have no obligation to confer or otherwise communicate with, or provide any information to, Licensee under this Article V unless and until Licensee is no longer in arrears on all payments and obligations under this Agreement.

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5.5	Notwithstanding anything stated to the contrary in Section 12.3, if Licensee does not execute and deliver to UTMDACC the Sponsored Research Agreement within sixty (60) days after the Effective Date, this Agreement shall terminate upon written notice from UTMDACC.

5.6	If, in addition to the sponsored research agreement referenced in Section 5.5 above Licensee desires to sponsor research for or related to the Licensed Subject Matter, and particularly where Licensee receives payments for sponsored research pursuant to a sublicense under this Agreement, Licensee (a) will notify UTMDACC in writing of all opportunities to conduct this sponsored research (including clinical trials, if applicable), (b) will solicit research and/or clinical proposals from UTMDACC for this purpose, and (c) will give good faith consideration to funding any such proposals at UTMDACC.

VI.       Infringement by Third Parties

6.1	Licensee, at its expense, must enforce any patent exclusively licensed hereunder against infringement by third parties in the Licensed Field within the Licensed Territory. Licensee shall be responsible for payment of all fees and expenses associated with such enforcement incurred by Licensee and incurred by UTMDACC in providing cooperation in such enforcement. Any recovery for actual damages or punitive or enhanced damages in excess of Licensee’s documented, third-party expenses in enforcing the Patent Rights and amounts actually reimbursed by Licensee to UTMDACC under this Section 6.1 shall be shared by Licensee with UTMDACC as follows: either (a) the applicable royalty set forth in Section 4.1(d) for any monetary recovery that is for sales of Licensed Products lost due to the infringement and fifty percent (50%) of related punitive damages; or (b) fifty percent (50%) of both reasonable royalties awarded and related punitive damages in any monetary recovery in which the award is for reasonable royalties. Licensee must notify UTMDACC in writing of any potential infringement in the Licensed Field within the Licensed Territory within thirty (30) calendar days of actual knowledge thereof. If Licensee does not file suit against a substantial infringer in the Licensed Field within the Licensed Territory within six (6) months of actual knowledge thereof, then Board or UTMDACC may, at its sole discretion, enforce any patent licensed hereunder on behalf of itself and Licensee, with UTMDACC retaining all recoveries from such enforcement, and/or reduce the license granted in Section 3.1(a) to a non-exclusive license.

VII.       Patent Marking

7.1	Licensee agrees that all packaging containing individual Licensed Product(s), documentation therefor, and, when possible, actual Licensed Product(s) sold by Licensee and/or Sublicensees will be appropriately marked with the number of any applicable patent(s) licensed hereunder in accordance with each country's patent laws, including Title 35, United States Code, to the extent such marking is necessary or required to fully preserve Patent Rights in each such country and the right to recover damages for infringement thereof.

VIII.       Indemnification and Insurance

8.1	LICENSEE AGREES TO HOLD HARMLESS AND INDEMNIFY BOARD, SYSTEM, UTMDACC, THEIR REGENTS, OFFICERS, EMPLOYEES, STUDENTS AND AGENTS (THE “UT INDEMNITEES”) FROM AND AGAINST ANY THIRD PARTY CLAIMS, DEMANDS, OR CAUSES OF ACTION WHATSOEVER, COSTS OF SUIT AND REASONABLE AND DOCUMENTED ATTORNEY’S FEES (INCLUDING, WITHOUT LIMITATION, THOSE COSTS ARISING ON ACCOUNT OF ANY INJURY OR DEATH OF PERSONS OR DAMAGE TO PROPERTY) (COLLECTIVELY, “CLAIMS”) CAUSED BY, OR ARISING OUT OF, OR RESULTING FROM, THE EXERCISE OR PRACTICE BY: (I) LICENSEE, ITS OFFICERS, ITS AFFILIATES OR THEIR OFFICERS, EMPLOYEES, AGENTS OR REPRESENTATIVES OF THE RIGHTS GRANTED HEREUNDER; OR (II) A SUBLICENSEE OR ITS OFFICERS, EMPLOYEES, AGENTS, AFFILIATES, OR REPRESENTATIVES OF RIGHTS GRANTED UNDER A SUBLICENSE AGREEMENT, EXCEPT, IN EITHER CASE, TO THE EXTENT SUCH CLAIM ARISES FROM OR IS CAUSED BY THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF A UT INDEMNITEE. LICENSEE’S OBLIGATIONS TO INDEMNIFY AND HOLD HARMLESS HEREUNDER ARE SUBJECT TO: (A) TO THE EXTENT AUTHORIZED BY THE TEXAS CONSTITUTION AND THE LAWS OF THE STATE OF TEXAS AND SUBJECT TO THE STATUTORY DUTIES OF THE TEXAS ATTORNEY GENERAL, THE UT INDEMNITEE GIVING LICENSEE CONTROL OF THE DEFENSE AND SETTLEMENT OF THE CLAIM AND DEMAND; AND (B) TO THE EXTENT AUTHORIZED BY THE TEXAS CONSTITUTION AND THE LAWS OF THE STATE OF TEXAS AND SUBJECT TO STATUTORY DUTIES OF THE TEXAS ATTORNEY GENERAL, THE UT INDEMNITEE PROVIDING THE ASSISTANCE REASONABLY REQUESTED BY LICENSEE, AT LICENSEE’S EXPENSE.

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8.2	IN NO EVENT SHALL EITHER OF LICENSEE OR A UT INDEMNITEE BE LIABLE TO THE OTHER PARTY FOR ANY INDIRECT, SPECIAL, CONSEQUENTIAL OR PUNITIVE DAMAGES (INCLUDING, WITHOUT LIMITATION, DAMAGES FOR LOSS OF PROFITS OR EXPECTED SAVINGS OR OTHER ECONOMIC LOSSES, OR FOR INJURY TO PERSONS OR PROPERTY) ARISING OUT OF, OR IN CONNECTION WITH, THIS AGREEMENT OR ITS SUBJECT MATTER, REGARDLESS OF WHETHER BOARD, SYSTEM OR UTMDACC KNOWS OR SHOULD KNOW OF THE POSSIBILITY OF SUCH DAMAGES. THE FOREGOING LIMITATION OF LICENSEE’S LIABILITY IN THIS SECTION 8.2 SHALL NOT APPLY TO CLAIMS AGAINST LICENSEE FOR INDEMNIFICATION (SECTION 8.1) OR FOR MISUSE OR MISAPPROPRIATION OR INFRINGEMENT OF BOARD'S OR UTMDACC’S INTELLECTUAL PROPERTY RIGHTS.

8.3	SCOPE OF INDEMNIFICATION OF UT INDEMNITEES.

LICENSEE’S OBLIGATIONS TO HOLD HARMLESS AND INDEMNIFY THE UT INDEMNITEES IN SECTION 8.1, AND THE LIMITATION OF LIABILITY IN SECTION 8.2 SHALL INCLUDE, BUT ARE NOT LIMITED TO, ANY CLAIM ALLEGING STRICT STATUTORY LIABILITY, PRODUCT DEFECT LIABILITY, OR ANY UT INDEMNITEE’S OWN NEGLIGENCE (WHETHER SOLE OR CONCURRENT) THAT ARISES OUT OF, RELATES TO, IS CAUSED IN WHOLE OR IN PART BY, OR RESULTS FROM THE USE OR SALE OF ANY LICENSED PRODUCTS.

8.4	Beginning at the time when any Licensed Subject Matter or Licensed Product is being distributed or Sold (including for the purpose of obtaining regulatory approvals) by Licensee, an Affiliate, or by a Sublicensee, Licensee, at its sole cost and expense, shall (or, at a Sublicensee’s sole cost and expense, Licensee shall require such Sublicensee to) procure and maintain commercial general liability insurance in amounts not less than $[***] per incident and $[***] annual aggregate, and Licensee shall use reasonable efforts to have the UT Indemnitees named as additional insureds. In connection therewith:

(a)	Such commercial general liability insurance shall provide: (i) product liability coverage; (ii) broad form contractual liability coverage for Licensee's indemnification under this Agreement; and (iii) coverage for litigation costs;

(b)	The minimum amounts of insurance coverage required herein shall not be construed to create a limit of Licensee's liability with respect to its indemnification under this Agreement;

(c)	Licensee shall provide UTMDACC with written evidence of such insurance within thirty (30) calendar days of its procurement. Additionally, Licensee shall provide UTMDACC with written notice of at least fifteen (15) calendar days prior to the cancellation, non-renewal or material change in such insurance; and

(d)	Licensee shall maintain such commercial general liability insurance beyond the expiration or termination of this Agreement during: (i) the period that any Licensed Subject Matter developed pursuant to this Agreement is being commercially distributed or sold by Licensee, an Affiliate or by a Sublicensee or agent of Licensee; and (ii) the five (5) year period immediately after such period.

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IX.       Use of Name

9.1	Licensee will not use the name of (or the name of any employee of) UTMDACC, System or Board in any advertising, promotional or sales literature, on its Web site, or for the purpose of raising capital without the advance express written consent of Board secured through:

The University of Texas

M. D. Anderson Cancer Center

Legal Services, Unit 1674

P.O. Box 301407

Houston, TX 77230-1407

Notwithstanding the above, Licensee may use the name of (or name of an employee of) UTMDACC, System or Board in routine business correspondence, as needed in appropriate regulatory submissions, or to make factually accurate statements about the existence of this Agreement, without UTMDACC, System or Board’s express written consent.

X.       Confidential Information and Publication

10.1	UTMDACC and Licensee each agree that all information contained in documents marked “confidential” and forwarded to one by the other (i) are to be received in strict confidence, (ii) are to be used only for the purposes of this Agreement, and (iii) will not be disclosed by the recipient party, its agents or employees without the prior written consent of the disclosing party, except to the extent that the recipient party can establish by competent written proof that such information:

(a)	was in the public domain at the time of disclosure;
(b)	later became part of the public domain through no act or omission of the recipient party, its employees, agents, successors or assigns;
(c)	was lawfully disclosed to the recipient party by a third party having the right to disclose it;
(d)	was already known by the recipient party at the time of disclosure; or
(e)	was independently developed by the recipient party without use of the disclosing party’s confidential information.

10.2	Each party’s obligation of confidence hereunder will be fulfilled by using at least the same degree of care with the disclosing party's confidential information as it uses to protect its own confidential information, but always at least a reasonable degree of care. This obligation will exist while this Agreement is in force and for a period of three (3) years thereafter. For the avoidance of doubt, nothing stated herein is intended to prohibit Licensee from exercising any of the rights granted to Licensee in Section 3.1.

10.3	UTMDACC reserves the right to publish the general scientific findings from research related to Licensed Subject Matter, with due regard to the protection of Licensee’s confidential information. UTMDACC will submit the manuscript of any proposed publication to Licensee at least thirty (30) calendar days before publication, and Licensee shall have the right to review and comment upon the publication in order to protect Licensee’s confidential information. Upon Licensee’s request, publication may be delayed up to sixty (60) additional calendar days to enable Licensee to secure adequate intellectual property protection of Licensee’s confidential information that would otherwise be affected by the publication.

10.4	In the event that the recipient party is required to disclose the disclosing party’s confidential information under operation of applicable law, regulation, or order of a court or governmental administrative body having competent jurisdiction, the recipient party shall, to the extent practicable, provide the disclosing party reasonable notice of such potential disclosure so that that the disclosing party may seek a protective order or other appropriate protection or legal relief to prevent or limit such disclosure. If, in the absence of, or pursuant to the terms of, such protection or legal relief, the recipient party is nonetheless required by applicable law, regulation, or order of a court or governmental administrative body having competent jurisdiction to disclose any portion of the disclosing party’s confidential information, the required disclosure shall be permitted under this Agreement but shall be limited to only that portion of the disclosing party’s confidential information that is required to be disclosed.

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XI.       Assignment

11.1	Except in connection with a transaction giving rise to a Success Payment Event under Section 4.3(a)(ii), Licensee may not assign any rights under this Agreement without the prior written consent of UTMDACC, which shall not be unreasonably withheld, and any attempt by Licensee to assign rights under this Agreement without UTMDACC’s prior written consent shall render the assignment null and void. For any assignment to be effective, the assignee must assume in writing (a copy of which writing will be provided to UTMDACC) all of Licensee's interests, rights, duties, and obligations under the Agreement and agree to comply with all terms and conditions of the Agreement as if the assignee were the original party (i.e., Licensee) to the Agreement.

XII.       Term and Termination

12.1	Subject to Sections 12.2, 12.3 and 12.4 below, the term of this Agreement is from the Effective Date until the last to occur of: (a) the expiration of all patents issued under Patent Rights (if any) and the cancellation, withdrawal, or express abandonment of all patent applications under Patents Rights (if any), or (b) the date that is the fifteenth (15th) anniversary of the Effective Date (“Term”).

12.2	In addition to any other rights or remedies under this Agreement, UTMDACC shall have the right to terminate this Agreement in the event that Licensee fails to meet each of the following commercial diligence milestones by the corresponding dates (each, a “Diligence Milestone”):

Diligence Milestone Event	Deadline
Initiated PC toxicology to support filing of an IND or NDA for the Licensed Product	Within the eighteen (18) month period following the Effective Date
File an IND for the Licensed Product	Within the three (3) year period following the Effective Date
Commencement of Phase I Study	Within the five (5) year period following the Effective Date

12.3	Subject to any rights herein which survive termination, this Agreement will earlier terminate in its entirety:

(a)	automatically, if Licensee becomes bankrupt or insolvent and/or if the business of Licensee shall be placed in the hands of a receiver, assignee, or trustee, whether by voluntary act of Licensee or otherwise;

(b)	upon thirty (30) calendar days written notice from UTMDACC, if Licensee breaches or defaults on the payment or report obligations of Article IV (excluding the license documentation fee specified in Section 4.1(b), for which no cure period applies), or use of name obligations of Article IX, unless, before the end of such thirty (30)-calendar day notice period, Licensee has cured the default or breach to UTMDACC’s satisfaction, and so notifies UTMDACC, stating the manner of the cure;

(c)	immediately, upon written notice from UTMDACC, if Licensee fails to timely pay the upfront license fee specified in Section 4.1(b);

(d)	upon ninety (90) calendar days written notice from UTMDACC if Licensee breaches or defaults on any other obligation under this Agreement, unless, before the end of such ninety (90) calendar-day notice period, Licensee has cured the default or breach to UTMDACC’s reasonable satisfaction and so notifies UTMDACC, stating the manner of the cure;

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(e)	at any time by mutual written agreement between Licensee and UTMDACC upon one hundred eighty (180) calendar days written notice to all parties and subject to any terms herein which survive termination; or

(f)	immediately if Section 12.2 or Section 14.9 is invoked;

(g)	upon ten (10) days written notice from UTMDACC if Licensee has defaulted or been late on its payment obligations pursuant to the terms of this Agreement on any two (2) occasions in a twelve month period;

(h)	by Licensee’s written notice to UTMDACC, effective as of the thirtieth (30th) day following delivery of such notice if the Termination Fee has been paid pursuant to Section 4.9.

12.4	Upon termination of this Agreement:

(a)	nothing herein will be construed to release either party of any obligation maturing prior to the effective date of the termination;

(b)	Licensee covenants and agrees to remain bound by the provisions of Articles IV (Consideration, Payments and Reports), VIII (Indemnification and Insurance), IX (Use of Board and UTMDACC’s Name) and X (Confidential Information and Publication) of this Agreement;

(c)	Licensee may, for a period of one year after the effective date of the termination, Sell all Licensed Products and parts therefor that it has on hand at the date of termination, if Licensee pays the earned royalty thereon and any other amounts that become due during such one (1) year period pursuant to Article IV of this Agreement;

(d)	Subject to Section 12.4(c), Licensee agrees to cease and desist any use and all Sales of the Licensed Subject Matter and Licensed Products; and

XIII.       Representations, Warranties and Covenants

13.1	Except for the rights, if any, of the Government of the United States of America (“Government”) as set forth below, Board and UTMDACC represent and warrant their belief that (a) Board is the sole owner of the right, title, and interest in and to Licensed Subject Matter, (b) Board has the right to grant licenses thereunder, (c) Board has not granted licenses thereunder to any other entity that would restrict rights granted hereunder except as stated herein.

13.2	Licensee understands that the Licensed Subject Matter may have been developed under a funding agreement with the Government and, if so, that the Government may have certain rights relative thereto. This Agreement is explicitly made subject to the Government's rights under any such agreement and any applicable law or regulation. To the extent that there is a conflict between any such agreement, applicable law or regulation and this Agreement, the terms of such Government agreement, applicable law or regulation shall prevail. Licensee agrees that Licensed Products used or Sold in the United States will be manufactured substantially in the United States, unless a written waiver is obtained in advance from the Government. Licensee will promptly advise UTMDACC if such a written waiver is requested and/or obtained.

13.3	LICENSEE UNDERSTANDS AND AGREES THAT BOARD AND UTMDACC, BY THIS AGREEMENT, MAKE NO REPRESENTATION AS TO THE OPERABILITY OR FITNESS FOR ANY USE, SAFETY, EFFICACY, APPROVABILITY BY REGULATORY AUTHORITIES, TIME AND COST OF DEVELOPMENT, PATENTABILITY, AND/OR BREADTH OF THE LICENSED SUBJECT MATTER. BOARD AND UTMDACC, BY THIS AGREEMENT, ALSO MAKE NO REPRESENTATION AS TO WHETHER ANY PATENT COVERED BY PATENT RIGHTS IS VALID OR AS TO WHETHER THERE ARE ANY PATENTS NOW HELD, OR WHICH WILL BE HELD, BY OTHERS OR BY BOARD IN THE LICENSED FIELD, NOR DO BOARD AND UTMDACC MAKE ANY REPRESENTATION THAT THE INVENTIONS CONTAINED IN PATENT RIGHTS DO NOT INFRINGE ANY OTHER PATENTS NOW HELD OR THAT WILL BE HELD BY OTHERS OR BY BOARD.

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13.4	Licensee, by execution hereof, acknowledges, covenants and agrees that Licensee has not been induced in any way by Board, System, UTMDACC or employees thereof to enter into this Agreement, and further warrants and represents that (a) Licensee is entering into this Agreement voluntarily; (b) Licensee has conducted sufficient due diligence with respect to all items and issues pertaining to this Agreement; and (c) Licensee has adequate knowledge and expertise, or has used knowledgeable and expert consultants, to adequately conduct such due diligence, and agrees to accept all risks inherent herein.

XIV.       General

14.1	This Agreement, together with any exhibits and/or fully executed amendments hereto, constitutes the entire and only agreement between the parties for Licensed Subject Matter and all other prior negotiations, representations, agreements and understandings related to the subject matter of this Agreement are superseded hereby. Neither party has relied on any such prior communication in entering into this Agreement. No agreements altering or supplementing the terms hereof will be made except by a written document signed by both parties.

14.2	Any notice required by this Agreement shall be in writing and shall be deemed to have been sufficiently given for all purposes thereof when sent by first class mail, reputable international courier (e.g., Federal Express or UPS), or electronic mail return receipt requested, but solely with respect to patent prosecution-related matters, and shall be evidenced by the postmark at the point of mailing or by the dated delivery receipt of the courier or by return receipt. All notices and any correspondence respecting this Agreement shall be transmitted as follows:

To UTMDACC, if by mail:

The University of Texas M. D. Anderson Cancer Center

Strategic Industry Ventures/Office of Technology Commercialization

Unit 1669

P.O. Box 301407

Houston, Texas 77230-1407

To UTMDACC, if by courier:

The University of Texas M. D. Anderson Cancer Center

Strategic Industry Ventures/Office of Technology Commercialization

1MC9.2216

7007 Bertner Avenue

Houston, Texas 77030-3907

To UTMDACC, for patent prosecution-related matters:

For prosecution related matters: [***].

To Licensee by mail or courier:

CNS Pharmaceuticals, Inc.

2100 West Loop South, Suite 900

Houston, Texas 77027

Attention: John Climaco

or other physical addresses or email addresses as may be given from time to time under the terms of this notice provision.

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14.3	Licensee must comply with all applicable federal, state and local laws and regulations in connection with its activities pursuant to this Agreement. Licensee acknowledges that the Licensed Subject Matter is subject to U. S. export control jurisdiction. Licensee agrees to comply with all applicable international and national laws that apply to the Licensed Subject Matter, including U.S. Export Administration Regulations, as well as end-user, end-use, and destination restrictions applied by the United States.

14.4	This Agreement will be construed and enforced in accordance with the laws of the United States of America and of the State of Texas, without regard to its conflict of law provisions. The Texas State Courts of Harris County, Texas (or, if there is exclusive federal jurisdiction, the United States District Court for the Southern District of Texas) shall have exclusive jurisdiction and venue over any dispute arising out of this Agreement, and Licensee consents to the jurisdiction and venue of such courts and hereby explicitly waives the rights to any other venue to which it might be entitled by cause of action, domicile or otherwise. Nothing in this Agreement shall be deemed as a waiver by Board, System or UTMDACC of its sovereign immunity.

14.5	Notwithstanding the foregoing, to the extent that Chapter 2260, Texas Government Code, as it may be amended from time to time (“Chapter 2260”), is applicable to this Agreement, Licensee acknowledges and agrees that the dispute resolution process provided for in Chapter 2260 shall be Licensee’s sole and exclusive process for seeking a remedy for any and all alleged breaches of the Agreement by Board and/or UTMDACC or the State of Texas.

14.6	Failure of either party to enforce a right under this Agreement will not act as a waiver of right or the ability to later assert that right relative to the particular situation involved.

14.7	Headings included herein are for convenience only and will not be used to construe this Agreement.

14.8	If any part of this Agreement is for any reason found to be unenforceable, all other parts nevertheless will remain enforceable.

14.9	In the event that Licensee brings an action before any court, agency or tribunal seeking to invalidate or otherwise challenge the enforceability of or Board’s ownership of any patent included in the Patent Rights, then UTMDACC may immediately terminate this Agreement upon written notice to Licensee. Any dispute regarding the validity, enforceability or ownership of any patent included in the Patent Rights shall be litigated in the courts located in Houston, Texas, and Licensee agrees not to challenge personal jurisdiction in that forum. To the extent that Licensee unsuccessfully challenges the validity or enforceability of any patent included in the Patent Rights, Licensee agrees to reimburse UTMDACC and Board for all costs and fees (including attorney’s fees) paid by UTMDACC and Board in defending against such challenge. Licensee understands and agrees that, in the event Licensee successfully challenges the validity or enforceability of any patent included in the Patent Rights, all payments or other consideration made or otherwise provided by Licensee to UTMDACC prior to a final, non-appealable adjudication of invalidity and/or unenforceability shall be non-refundable. The obligations of this Section shall survive the expiration or termination of this Agreement.

14.10	If Licensee desires to sponsor research for or related to the Licensed Subject Matter, and particularly where Licensee receives payments for sponsored research pursuant to a sublicense under this Agreement, Licensee (a) will notify UTMDACC in writing of all opportunities to conduct this sponsored research (including clinical trials, if applicable), (b) will solicit research and/or clinical proposals from UTMDACC for this purpose, and (c) will give good faith consideration to funding the proposals at UTMDACC.

14.11	This Agreement may be executed in one (1) or more counterparts, by original, facsimile or PDF signature, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Signatures to this Agreement transmitted by facsimile, by email in “portable document format” (“.pdf”), or by any other electronic means intended to preserve the original graphic and pictorial appearance of this Agreement shall have the same effect as physical delivery of the paper document bearing original signature. In the event signatures are exchanged by facsimile and/or in “.pdf” format, each party shall thereafter promptly provide an original signature page to the other party.

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14.12	UTMDACC, as an agency of the State of Texas and a member institution of The University of Texas System, is subject to the constitution and laws of the State of Texas and, under the constitution and laws of the State of Texas, possesses certain rights and privileges, is subject to certain limitations and restrictions, and only has such authority as is granted under the constitution and laws of the State of Texas. Moreover, notwithstanding the generality or specificity of any provision of this Agreement, the provisions of this Agreement as they pertain to UTMDACC are enforceable only to the extent authorized by the constitution and laws of the State of Texas. No party to this Agreement will be required to perform any act or to refrain from any act that would violate any applicable law, including the constitution and laws of the State of Texas. Licensee verifies that it does not “boycott Israel” (as defined in Texas Government Code Section 808.001), and subject to or as otherwise required by applicable law, will not boycott Israel for so long as this Agreement remains in effect.

[Signatures Appear on Following Page]

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IN WITNESS WHEREOF, the parties hereto have caused their duly authorized representatives to execute this Agreement.

BOARD OF REGENTS OF THE
UNIVERSITY OF TEXAS System, on behalf of

THE UNIVERSITY OF TEXAS M. D. ANDERSON

CANCER CENTER

By      /s/ Ben Melson

Printed Name: Ben Melson

Title: Senior Vice President and Chief Financial Officer

Date:     January 10, 2020

CNS Pharmaceuticals, Inc. By /s/ John Climaco Printed Name: John Climaco Title: CEO Date: January 10, 2020

Approved as to Content:

By      /s/ Ferran Prat

Ferran Prat, J.D., Ph.D.

Senior Vice President

Research Administration & Industry Relations

Strategic Industry Ventures

The University of Texas

M. D. Anderson Cancer Center

Date:     January 10, 2020

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EXHIBIT I

MDA No.	Inventors (Include M.D.).	IDR Title	All U.S. and foreign patent application/patent numbers (country code and serial number – only include pending or issued applications).
MDA11-124	Waldemar Priebe, Timothy Madden, Arkadiusz Kazimierski, Wei Guo (MD), Izabela Fokt, Charles Conrad (MD)	Unique DNA Binding Agents with Anticancer Activity (WP1244)	PCT Ser: PCT/US2016/052144 US Ser: 10,358,439 EP Ser: 168473890 CHK Ser: 19119283.0 CN Ser: 201680066385.9 JP Ser: 2018513780 CA Ser: 2,998,867 AU Ser: 2016323777 IN Ser: 201817010926

CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED. THE REDACTED TERMS HAVE BEEN MARKED WITH THREE ASTERISKS [***]

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